This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-238149
SUBJECT TO COMPLETION, DATED MAY 11, 2020
PROSPECTUS SUPPLEMENT
(to Prospectus dated May 11, 2020)
$250,000,000 Aggregate Offering Value of Common Stock
PENN NATIONAL GAMING, INC.

We are offering common shares, $0.01 par value per share, having an aggregate gross offering price of $250 million (the “Common Stock Offering”). Throughout this prospectus supplement, we refer to our common stock, $0.01 par value per share, as our “common stock” and shares of our common stock as our “common shares.” We have also granted the underwriters, Goldman Sachs & Co. LLC and BofA Securities, Inc. (the “underwriters”), an option to purchase up to $37.5 million of additional common shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Our common shares are listed on the NASDAQ Global Select Market under the symbol “PENN.” The common shares offered hereby will be listed on the NASDAQ Global Select Market. The last reported closing price of our common shares on the NASDAQ Global Select Market on May 8, 2020 was $18.43 per share.
Concurrently with the Common Stock Offering, we are conducting a public offering (the “Concurrent Convertible Notes Offering”) of $250 million aggregate principal amount of    % Convertible Senior Notes due 2026 (the “Convertible Notes”) (or $287.5 million aggregate principal amount of Convertible Notes if the underwriters in such offering exercise their option to purchase additional Convertible Notes in full). Neither the completion of the Common Stock Offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that the Common Stock Offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. The Concurrent Convertible Notes Offering is being made pursuant to a separate prospectus supplement and nothing herein shall constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes. See “Concurrent Convertible Notes Offering.”
We intend to use the net proceeds from the Common Stock Offering and the Concurrent Convertible Notes Offering for general corporate purposes.
None of the U.S. Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority or other regulatory agency has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
See “Underwriting” for a description of the compensation payable to the underwriters

Investing in our common shares involves risks. Please carefully consider the “Risk Factors” beginning on page S-4 and the “Risk Factors” section contained in the documents incorporated by reference herein.
The underwriters expect to deliver the common shares on or about           , 2020.

Goldman Sachs & Co. LLC	BofA Securities

The date of this prospectus supplement is           , 2020.

Prospectus Supplement

S-i

We have not authorized anyone to provide any information other than that contained in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information, and we are not making an offer to sell or transfer the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement, regardless of the time of delivery of the prospectus supplement or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus supplement.
For investors outside of the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement outside of the United States.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This document has two parts, a prospectus supplement and an accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File no. 333-238149) that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s “shelf” registration process. This prospectus supplement, which describes certain matters relating to us and the specific terms of the Common Stock Offering, adds to and updates information contained in the accompanying prospectus. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common shares and other information you should know before investing in our common shares. The accompanying prospectus gives more general information, some of which may not apply to the common shares offered by this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.
Before purchasing any common shares, you should read carefully both this prospectus supplement and the accompanying prospectus, together with the documents incorporated or deemed incorporated by reference herein and therein (as described below under the heading “Incorporation of Certain Documents by Reference”), any related free writing prospectus and the additional information described below under the heading “Where You Can Find Additional Information.”
Unless the context requires otherwise, references to “Penn National,” the “Company,” “we,” “us,” “our” or similar terms are to Penn National Gaming, Inc. and its subsidiaries. References to “$” and “dollars” are to United States dollars.
TRADEMARKS
We have proprietary rights to trademarks used in the information incorporated by reference into this prospectus supplement, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in the information incorporated by reference in this prospectus supplement may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement is the property of its respective holder.

S-iii

IMPORTANT INFORMATION AND CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
This prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are included throughout the document, including within “Risk Factors,” and relate to our business strategy, our prospects and our financial position. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward looking statements include, but are not limited to, statements regarding: the reopening of the U.S. economy, the COVID-19 pandemic and potential new treatments and vaccines; the length of time the Company’s gaming properties will be required to remain closed and the impact of these continued closures on the Company and its stakeholders; the demand for gaming once the properties reopen as well as the impact of post opening restrictions; the impact of COVID-19 on general economic conditions, capital markets, unemployment, consumer spending and the Company’s liquidity, financial condition, operations, supply chain and personnel; the potential benefits and expected timing of the Morgantown and Perryville transactions with Gaming and Leisure Properties, Inc., a real estate investment trust (“GLPI”); the Company’s estimated cash burn, future liquidity, future revenue and Adjusted EBITDAR; availability of potential benefits to us under the CARES Act or other legislation that may be enacted in response to the COVID-19 pandemic; our future financial performance; the expected benefits and potential challenges of the investment in Barstool Sports, Inc. (“Barstool Sports”), including the benefits for the Company’s online and retail sports betting and iCasino products; the expected financial returns from the transaction with Barstool Sports; the expected launch of the Barstool-branded mobile sports betting product and its future revenue and profit contributions; property level operating margins; growth opportunities and potential synergies related to the acquisition of Pinnacle Entertainment, Inc. and the ability of the Company to obtain third-party approvals, including regulatory approvals; our expectations of future results of operations and financial condition; our expectations for our properties, our development projects or our iGaming initiatives; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new business partners; our expectations with regard to the impact of competition in online sports betting, iGaming and retail/mobile sportsbooks as well as the potential impact of this business line on our existing businesses; the performance of our partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to online sports betting, iGaming and retail/mobile sportsbooks and the impact of any such actions; our expectations regarding economic and consumer conditions; the successful completion of the Common Stock Offering and the Concurrent Convertible Notes Offering; and our use of proceeds from the Common Stock Offering and the Concurrent Convertible Notes Offering. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.
Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to, risks related to the following: (a) the magnitude and duration of the impact of the COVID-19 pandemic on capital markets, general economic conditions, unemployment, consumer spending and the Company’s liquidity, financial condition, supply chain, operations and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as COVID-19, and other natural or manmade disasters or catastrophic events; (d) the reopening of the Company’s gaming properties are subject to various conditions, including numerous regulatory approvals and potential delays and operational restrictions; (e) our ability to access additional capital on favorable terms or at all; (f) our ability to remain in compliance with the financial covenants of our

S-iv

debt obligations; (g) the consummation of the proposed Morgantown and Perryville transactions with GLPI are subject to various conditions, including third-party agreements and approvals, and accordingly may be delayed or may not occur at all; (h) actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic could negatively impact guest loyalty and our ability to attract and retain employees; (i) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (j) the impact of new or changes in current laws, regulations, rules or other industry standards; (k) the ability of our operating teams to drive revenue and margins; (l) the impact of significant competition from other gaming and entertainment operations; (m) our ability to obtain timely regulatory approvals required to own, develop and/or operate our properties, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; (n) the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our properties or the award of additional gaming licenses proximate to our properties, as recently occurred with Illinois and Pennsylvania legislation); (o) the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; (p) the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); (q) increases in the effective rate of taxation for any of our operations or at the corporate level; (r) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; (s) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (t) our expectations for the continued availability and cost of capital; (u) the impact of weather, including flooding, hurricanes and tornadoes; (v) changes in accounting standards; (w) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our iGaming division grows); (x) with respect to our iGaming and sports betting endeavors, the impact of significant competition from other companies for online sports betting, iGaming and sportsbooks, our ability to achieve the expected financial returns related to our investment in Barstool Sports, our ability to obtain timely regulatory approvals required to own, develop and/or operate sportsbooks may be delayed and there may be impediments and increased costs to launching the online betting, iGaming and sportsbooks, including delays, and increased costs, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings, our ability to establish key partnerships, our ability to generate meaningful returns and the risks inherent in any new business; (y) with respect to our proposed Pennsylvania Category 4 casinos in York and Berks counties, risks relating to construction, and our ability to achieve our expected budgets, timelines and investment returns, including the ultimate location of other gaming properties in the Commonwealth of Pennsylvania; and (z) other factors included in “Risk Factors,” of this prospectus supplement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission.
All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement may not occur.

S-v

SUMMARY
This summary highlights selected information about us and this offering appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein and therein. This summary may not contain all of the information that you should consider before making an investment decision. You should read carefully the more detailed information included or referred to under the headings “Risk Factors” and “Important Information and Cautionary Statement Regarding Forward-Looking Statements” of this prospectus supplement and the other information included in this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed incorporated by reference herein and therein, including our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and any related free writing prospectus before deciding to invest in our common stock.
The Company
Penn National is a leading, diversified, multi-jurisdictional owner and manager of gaming and racing properties, sports betting operations, and video gaming terminal (“VGT”) operations. We are licensed to offer live sports betting at our properties in Indiana, Iowa, Michigan, Mississippi, Nevada, Pennsylvania and West Virginia. We operate an interactive gaming (“iGaming”) division through our subsidiary, Penn Interactive Ventures, LLC, which has launched an online casino (“iCasino”) in Pennsylvania through our HollywoodCasino.com gaming platform and entered into multi-year agreements with leading sports betting operators for online sports betting and iGaming market access across our portfolio of properties. We also hold a 36% equity interest in Barstool Sports, a leading digital sports, entertainment and media platform. Our MYCHOICE® customer loyalty program currently provides our members with various benefits, including complimentary goods and/or services.
As of March 31, 2020, we owned, managed, or had ownership interests in 41 properties in 19 states. The majority of the real estate assets (i.e., land and buildings) used in the Company’s operations are subject to triple net master leases with subsidiaries of GLPI, the most significant of which are the Master Lease between GLP Capital, L.P. and Penn Tenant, LLC dated November 1, 2013, as amended (the “Penn Master Lease”), and the Master Lease, dated April 28, 2016, by and between Gold Merger Sub, LLC and Pinnacle MLS, LLC, as amended (the “Pinnacle Master Lease”).
We are organized under the laws of the Commonwealth of Pennsylvania. The address and telephone number of our executive offices are 825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, and (610) 373-2400. Our common shares are listed on the NASDAQ Global Select Market under the symbol “PENN”.
Concurrent Convertible Notes Offering
Concurrently with the Common Stock Offering, we are conducting a public offering of $250 million aggregate principal amount of    % Convertible Senior Notes due 2026 (or $287.5 million aggregate principal amount of Convertible Notes if the underwriters in such offering exercise their option to purchase additional Convertible Notes in full). The Concurrent Convertible Notes Offering is being made pursuant to a separate prospectus supplement and nothing herein shall constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes.
Neither the completion of the Common Stock Offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that the Common Stock Offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. See “Concurrent Convertible Notes Offering.”
Risk Factors
Investing in the common shares involves substantial risk. You should carefully consider all of the information in this prospectus supplement, including the information incorporated by reference herein. In particular, for a discussion of some specific factors you should consider before buying the common shares, see “Risk Factors.”

THIS OFFERING
Common Shares Offered by Us
$250 million aggregate gross offering price of common shares.
Common Shares to be Outstanding Immediately After the Common Stock Offering(1)
              common shares (         common shares if the underwriters exercise their option to purchase additional common shares from us in full).
Offering Price
$      per common share.
Listing
Our common shares are listed on the NASDAQ Global Select Market under the symbol “PENN.” The common shares offered hereby will be listed on the NASDAQ Global Select Market.
Option to Purchase Additional Shares
We have granted the underwriters the option to purchase up to $37.5 million of additional common shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Use of Proceeds
We estimate that the proceeds from the Common Stock Offering will be approximately $      million (or $      million if the underwriters exercise their option to purchase additional common shares in full), after deducting fees and estimated expenses. We intend to use the net proceeds from the Common Stock Offering for general corporate purposes. See “Use of Proceeds.”
Risk Factors
See “Risk Factors” and other information included in this prospectus supplement for a discussion of factors you should consider before deciding to invest in our common shares.
Concurrent Convertible Notes Offering
Concurrently with the Common Stock Offering, we are conducting a public offering of $250 million aggregate principal amount of Convertible Notes (or $287.5 million aggregate principal amount of Convertible Notes if the underwriters in such offering exercise their option to purchase additional Convertible Notes in full). Neither the completion of the Common Stock Offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that the Common Stock Offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. See “Concurrent Convertible Notes Offering.”

(1)
The number of common shares outstanding immediately after the Common Stock Offering is based on 116,798,121 of our common shares outstanding as of April 30, 2020 and excludes, as of such date:

•
7,345,009 common shares issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $17.27 per share;

•
883,000 common shares issuable upon the conversion of all outstanding shares of our Series D Convertible Preferred Stock, $0.01 par value per share (“Series D Convertible Preferred Stock”);

•
         common shares issuable the conversion of the convertible notes issued in the Concurrent Convertible Notes Offering, if completed, assuming no exercise by the underwriters in the Concurrent Convertible Notes Offering exercise of their option to purchase additional convertible notes;

•
725,878 common shares issuable upon the vesting of restricted stock, performance shares and other outstanding equity-awards (other than options); and

•
7,525,554 common shares reserved for future issuance under our 2018 Long Term Incentive Compensation Plan.

RISK FACTORS
An investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should carefully consider the risks below and all of the information included or incorporated by reference into this prospectus supplement, including the risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 27, 2020, and under the heading “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 8, 2020 (each of which is incorporated by reference herein), as updated by the other reports and documents we file with the SEC that are incorporated by reference herein. Please see the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. As a result, the market value of our common shares could decline and you could lose part or all of your investment. The order in which the risks are presented does not necessarily reflect the likelihood of their occurrence or the magnitude of their potential impact on our business, financial condition, results of operations and prospects or on the value of our common shares.
Risk Factors Relating to Recent Events
The COVID-19 pandemic has significantly impacted the global economy, including the gaming industry, and has had a material adverse effect on our business, financial condition, results of operations and cash flows, and may continue to do so.
On March 11, 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic. The COVID-19 pandemic has significantly impacted health and economic conditions throughout the United States. The global spread of the COVID-19 pandemic has been, and continues to be, complex and rapidly evolving, with governments, public institutions and other organizations imposing or recommending, and businesses and individuals implementing, restrictions on various activities or other actions to combat its spread, such as restrictions and bans on travel or transportation, stay-at-home directives, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, cancellation of events, including sporting events, concerts, conferences and meetings, and quarantines and lock-downs. The COVID-19 pandemic and its consequences have also dramatically reduced travel and demand for casino gaming and related amenities. Many jurisdictions where our properties are located required mandatory closures or imposed capacity limitations and other restrictions affecting our operations. Currently, all of our gaming properties are temporarily closed and will remain closed until we determine it is safe and we are allowed to reopen, and we are accordingly unable to generate revenues from such properties. Revenues from such properties represent a great majority of our cash flows and revenue generation. The COVID-19 pandemic and these resulting developments have caused significant disruptions to our ability to generate profitability and cash flows and have had a material adverse impact on our financial condition, results of operations and cash flows as of and for the three months ended March 31, 2020 and which we expect to more significantly impact our results of operations and cash flows for the three months ended June 30, 2020. Such impact could worsen and last for an unknown period of time. In addition, these disruptions to us and the gaming industry in general as well as significant negative economic trends due to the COVID-19 pandemic have adversely affected and could continue to adversely affect our stock price.
The Company has taken various actions to reduce its cost structure during the property closures to help mitigate the operating and financial impact of the COVID-19 pandemic, including: (i) reducing its rent payments through the transactions with GLPI related to the Tropicana Las Vegas Casino Hotel Resort and the Morgantown property; (ii) furloughing approximately 26,000 employees and operating with a minimum, mission-critical staffing of less than 850 employees company-wide during the closures; (iii) enacting meaningful compensation reductions to its remaining property and corporate leadership teams effective April 1, 2020 and until such time as the Company determines that its properties have substantially returned to normal operations; and (iv) executing substantial reductions in operating expenses, capital expenditures, including temporarily suspending construction of our two planned Category 4 development projects, and overall costs. In addition, the Company’s Board of Directors elected to forgo their cash compensation effective April 1, 2020 and until such time as the Company determines that its properties have substantially returned to normal operations. Such steps, and further changes we make in the future to reduce costs, may negatively impact our growth prospects, guest loyalty or our ability to attract and retain employees, and our business and reputation may suffer as a result. While we have engaged in cost reduction efforts in connection with the closures, we still have significant fixed and variable expenses.
We cannot predict how soon we will be able to reopen our gaming properties or the period of time required for the ramp-up of operations upon reopening, as our ability to reopen will depend in part on the actions of a number of governmental bodies, including gaming regulatory authorities, over which we have no control. Because we operate in multiple different jurisdictions, we may be able to reopen some, but not all, of our gaming properties within a certain time frame. In order to reopen, gaming regulators may impose restrictions on our operations, including capacity limitations, cleaning requirements, restrictions on the number of seats per table game, slot machine spacing, temperature checks, mask protection and social distancing requirements that may impact our future operations and ability to generate the same level of revenues and cash flows as before the COVID-19 pandemic. The reopening of our gaming properties, when we are able to do so, may be affected by our ability to retain our workforce during the furlough as well as management-level corporate employees due to reductions in compensation or other factors. For example, if our furloughed employees do not return to work with us when the COVID-19 pandemic subsides, including because they find new employment during the furlough, we may experience operational challenges that may impact our ability to resume operations in full.
Moreover, once restrictions are lifted, it is unclear how quickly customers will return to our gaming properties, which may be a function of continued concerns over health and safety, ongoing social distancing measures, or changes in consumer spending behavior due to adverse economic conditions, including job losses. Our properties have large customer-facing footprints and high levels of customer traffic where customers can gather together for personal interaction. As such, some customers may choose for a period of time not to travel or visit our properties for health concerns or due to overall changes in consumer behavior resulting from social distancing. When we are able to re-open, we expect to see weakened demand at our properties in light of increased level of unemployment, continued travel restrictions or warnings, consumer fears and reduced consumer discretionary spending and general economic uncertainty. Our vendors and other suppliers could also experience potential adverse effects of the pandemic that could impact our ability to reopen and operate to the same level as prior to the closures. If COVID-19 continues to spread, we may elect to voluntarily close (after their reopening) certain of our properties or portions thereof, or governmental agencies or officials may order additional closures or impose further restrictions on the number of people allowed in our properties or in proximity to each other. Any of these events could result in significant further disruption to our operations and a drop in demand for our properties and could have a material adverse effect on us.
We could experience other potential adverse impacts as a result of the COVID-19 pandemic, including, but not limited to, further charges from adjustments to the carrying amount of goodwill and other intangible assets, long-lived asset impairment charges, or impairments of investments in joint ventures.
The ultimate impact of the COVID-19 pandemic on our business, results of operations, financial condition and cash flows will depend on numerous evolving factors that we may not be able to accurately predict or assess, including the duration and scope of the pandemic (and whether there is a, or multiple, resurgences in the future); the duration and impact on overall customer demand; the timing of the reopening of our gaming properties, our ability to maintain sufficient liquidity until our gaming properties can reopen and again generate revenue and profits capable of supporting our ongoing operations, new information which may emerge concerning the severity of COVID-19; the negative impact it has on global and regional economies and economic activity; the ability of us and our business partners to successfully navigate the impacts of the pandemic; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel and limiting or banning leisure, casino and entertainment (including concerts, sports and similar events) activities; and how quickly economies, travel activity, and demand for gaming, entertainment and leisure activities recover after the pandemic subsides. The impact of the COVID-19 pandemic may also have the effect of exacerbating many of the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2019. As a result of the foregoing, we cannot predict the ultimate scope, duration and impact the COVID-19 pandemic will have on our results of operations, but we expect that it will continue to have a material impact on our business, financial condition, liquidity, results of operations (including revenues and profitability) and stock price.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Following our borrowing of the remaining available amount under our revolving credit facility, we may not have access to sufficient cash flows to fund our continued operations, which could adversely affect our business, financial condition, results of operations and cash flows.
While our gaming properties remain closed due to the ongoing COVID-19 pandemic, our ability to generate revenue and cash flows for our operations has been significantly disrupted, as the operation of such properties constitutes our most significant source of revenue generation. Accordingly, on March 13, 2020, in order to maintain maximum financial flexibility, the Company borrowed the remaining available amount of $430.0 million under its revolving credit facility. As a result, our indebtedness has increased substantially since December 31, 2019. We also entered into agreements with GLPI to sell certain real estate assets and land in exchange for rent credits totaling $337.5 million. Such borrowings under the revolving credit facility and rent credits are proactive measures in order to increase our cash position and preserve financial flexibility in light of current uncertainty in the global markets resulting from COVID-19. Due to the uncertainty of the impacts of the COVID-19 pandemic, including the timing for the reopening of our gaming properties, there can be no assurance that such amounts will be sufficient, and we may require access to additional capital to fund operations, including satisfaction of our rent obligations. We cannot guarantee that we will be able to obtain additional capital on commercially reasonable terms and when needed to continue to fund our operations. Our access to and cost of financing will depend on, among other things, economic conditions, conditions in the credit or capital markets, the availability of sufficient amounts of financing, our prospects and credit ratings. If we are unable to access additional capital at the levels we require, or the cost of such capital is greater than expected, it would adversely affect our business, financial condition, results of operations and cash flows.
We may need to improve cash flow through a sale of assets to avoid a future liquidity shortfall, which sales could expose our business and operations to substantial additional risks.
The COVID-19 pandemic has caused significant disruptions to our ability to generate profitability and cash flows. Depending on how long our gaming properties remain closed due to the COVID-19 pandemic, we may require additional cash flows to avoid a liquidity shortfall. Absent operational improvements, we may explore the sale of certain assets in order to generate additional funds for operations. We may be unable to sell such assets or properties on desirable terms and, in particular, while adverse economic conditions persist. In addition, the disposition of assets, including our sale of certain real estate assets and proposed sale of land to GLPI, involves significant risks and uncertainties. Such risks may relate to employment matters, counterparties, regulators and other stakeholders in the disposed business, risks relating to separating the disposed assets from the Company’s business, risks unknown to the Company at the time, and other financial, legal and operational risks related to such disposition. In addition, the Company may be subject to material trailing liabilities from disposed assets. Any such risk may result in one or more costly disputes or litigation. There can also be no assurances that we will realize the anticipated benefits from any such dispositions. The failure to realize the anticipated returns or benefits from a disposition could adversely affect our results of operations, financial condition, and cash flows.
There can be no assurance of the extent to which we can recover under our insurance policies for business interruption resulting from the COVID-19 pandemic which could adversely affect our business.
We maintain significant property insurance, including business interruption coverage, for our properties. However, there can be no assurance regarding the extent or the timing of our receipt of any insurance recovery for losses at our properties arising from the closing of our gaming properties due to the COVID-19 pandemic. In addition, such insurance coverage is in an amount that may be significantly less than the expected and actual losses resulting from such closings. If we are unable to recover any losses arising from business interruption caused by COVID-19, our financial condition, results of operations and cash flows may be adversely affected.

A prolonged closure of our gaming properties due to the COVID-19 pandemic would negatively impact our ability to remain in compliance with our financial covenants, which unless a waiver or other accommodation is obtained would raise substantial doubt about our ability to continue as a going concern.
Our properties generate a great majority of our income and operating cash flows that we rely upon to meet our obligations when due and remain in compliance with financial covenants contained within our Amended and Restated Credit Agreement, dated as of January 19, 2017 (the “Credit Agreement,” and as amended by the October 2018 incremental joinder, the “Amended Credit Agreement”), as amended, and the indenture governing our 5.625% senior unsecured notes that mature on January 15, 2027. As noted above, due to the COVID-19 pandemic, our gaming properties have been temporarily closed and there is uncertainty as to when they will reopen. The closure of our gaming properties has significantly disrupted our ability to generate revenues. In order to remain in compliance with our debt covenants and meet our payment obligations, on April 14, 2020, we entered into an agreement to amend our Amended Credit Agreement (the “Amendment Agreement”) to provide temporary relief from our financial covenants. As part of the Amendment Agreement, we do not have to maintain compliance with any Maximum Leverage Ratio or Minimum Interest Coverage Ratio (as such terms are defined in the Credit Agreement). During the period beginning on April 14, 2020 and ending on the earlier of (x) the date that is two business days after the date on which the Company delivers a covenant relief period termination notice to the administrative agent and (y) the date on which the administrative agent receives a compliance certificate for the quarter ending March 31, 2021, the Company will be subject to a minimum liquidity covenant that requires cash and cash equivalents and availability under its revolving credit facility to be (i) at least $400.0 million through April 30, 2020; (ii) $350.0 million during the period from May 1, 2020 through May 31, 2020; (iii) $300.0 million during the period from June 1, 2020 through June 30, 2020; and (iv) $225.0 million during the period from July 1, 2020 through March 31, 2021. However, we have no control over and cannot predict the length of the closure of our gaming properties due to the COVID-19 pandemic. If we continue to be unable to generate revenues from our properties due to a prolonged period of closure or experience significant declines in business upon reopening, this would negatively impact our ability to remain in compliance with our financial covenants and meet our payment obligations even after the amendment. If we are unable to meet our financial covenants or in the event some other event of default arises, our lenders could instruct the administrative agent under our senior secured credit facilities to exercise certain remedies, including declaring the principal of and accrued interest on all outstanding indebtedness due and payable, terminating all remaining commitments and obligations under the revolving credit facility and requiring the posting of cash collateral in respect of 103% of the outstanding letters of credit under the revolving credit facility. Although the lenders under our senior secured credit facilities could waive the defaults or forebear the exercise of remedies, they would not be obligated to do so. Such default may also result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. Failure to obtain such a waiver in the future would have a material adverse effect on our liquidity, financial condition and results of operations and may result in the Company filing a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in order to implement a restructuring plan.
In the event we are unable to pay our landlords, vendors, suppliers, and other business partners due to a lack of cash flows and liquidity, we may become subject to disputes with such parties, which could subject us to significant liabilities and have a material adverse effect on our business, financial condition, results of operations and cash flows.
Although we have taken precautionary measures to maximize liquidity and to increase available cash on hand, given the uncertainty resulting from the COVID-19 pandemic, such measures may be insufficient to allow us to continue paying our landlords, vendors, suppliers, and other business partners when and as due. As an additional precautionary measure given the significant uncertainty affecting our business, we have begun discussions with such parties to reduce our lease and contract payments and to obtain other concessions from them. There can be no assurance however that we will be successful in obtaining any or all of the reductions and concessions we are seeking. If we are unable to obtain such reductions and concessions, our inability to pay such parties could result in a breach of obligations we owe to these parties pursuant to contracts or otherwise. The breach of our obligations could cause our landlords, vendors, suppliers, and other business partners to suspend or cease providing material services to us, which could impact our ability to operate and reopen our gaming properties. In addition, we could become subject to disputes and litigation with such parties as a result of our inability to meet our contractual obligations, which disputes and litigation could expose us to significant liabilities and have a material adverse effect on our business, financial condition, results of operations and cash flows.
We may be unable to qualify for or be unsuccessful in obtaining governmental relief and other benefits that have been or will be made available in response to the COVID-19 pandemic, which could adversely affect our business, financial condition, results of operations and cash flows.
In recognition of the significant threat to the liquidity of financial markets posed by the COVID-19 pandemic, the Federal Reserve and U.S. Congress have taken dramatic actions to provide liquidity to businesses and the banking system in the United States. For example, on March 27, 2020, the President of the United States signed into law the CARES Act, a sweeping stimulus bill intended to bolster the U.S. economy, among other things, and provide emergency assistance to qualifying businesses and individuals. There can be no assurance that these interventions by the government will be successful, and the financial markets may experience significant contractions in available liquidity. Based on our preliminary evaluation of the CARES Act, we currently believe we qualify for certain employer refundable payroll credits, deferral of applicable payroll taxes, net operating loss carryback and immediate expensing for eligible qualified improvement property.
In addition, although we intend to continue to review and consider any available benefits under the CARES Act or similar legislation that may be enacted in response to the COVID-19 pandemic for which we qualify, we cannot predict the manner in which such benefits will be allocated or administered and we cannot assure you that we will be able to receive such benefits in a timely manner or at all. While the Company may receive tax or other relief and benefits under and as a result of the CARES Act or other governmental programs, the availability, extent or impact of any such benefits or relief is highly uncertain.
Risk Factors Relating to the Common Stock Offering and our Common Shares
Our share price has fluctuated significantly, and if our share price fluctuates after this offering, you could lose your entire or a significant part of your investment.
Our share price has fluctuated significantly, and may fluctuate significantly in the future. Consequently, you may not be able to sell our common shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our common shares may be influenced by many factors, some of which are beyond our control, including:
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the ongoing implications of COVID-19 on our business and operations, which include, among other things, the length of time Penn National’s gaming facilities will be required to remain closed, the demand for gaming once the facilities reopen, our ability to implement growth plans, adverse effects on the health of our workforce, our financial results and liquidity, and may also include our ability to comply with covenants under our debt agreements;

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changes in laws or regulations (or interpretations thereof) relating to our services or assets;

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actual or anticipated variations in our operating results;

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announcements by us or our competitors of significant agreements or acquisitions;

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the overall performance of equity markets;

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additions or changes to our board of directors, management or key personnel;

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the commencement or outcome of litigation;

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changes in market valuation or earnings of our competitors;

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announcements of new offerings or significant price reductions by us or our competitors;

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actions by competitors;

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the trading volume of our common shares;

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changes in preferences of our guests;

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adverse publicity about us, our investments, the industries we participate in or individual scandals;

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changes in financial estimates by securities analysts;

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negative earnings or other announcements by us or other gaming companies;

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downgrades in our credit ratings or the credit ratings of our competitors;

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global economic, legal and regulatory factors unrelated to our performance;

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other economic, legal and regulatory factors;

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incurrence of indebtedness or issuances of capital stock;

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future sales of our common shares; and

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investor perceptions of us and our prospects, and the industries in which we operate.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of a particular company. These broad market and industry factors may materially harm the market price of our common shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, securities class-action litigation has been instituted against these companies. Such litigation, if instituted against us, could adversely affect our financial condition or results of operations.
Our management will have broad discretion in the use of the net proceeds from this offering, and the Concurrent Convertible Notes Offering, if completed, and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering, and the Concurrent Convertible Notes Offering, if completed, and our shareholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. You may not agree with our decisions, and our use of the net proceeds may not yield any return on your investment. Our failure to apply the net proceeds of this offering or the Concurrent Convertible Notes Offering, if completed, effectively could compromise our business strategy, and we might not be able to yield a significant return, if any, on our investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering or the Concurrent Convertible Notes Offering, if completed.
The future issuance or sales of our common shares, or the perception that these sales may occur, could cause the market price of our common shares to decline.
Sales of substantial amounts of our common shares in the public market, or the perception that these sales may occur, as well as the issuance, or the conversion of all or a portion, of common shares, convertible preferred stock or convertible or exchangeable debt securities, could cause the market price of our common shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. We are authorized under our Articles of Incorporation (as amended, the “Articles”) to issue 200,000,000 common shares, of which we estimate           common shares will be outstanding following the Common Stock Offering, assuming no exercise of the underwriters’ option to purchase additional shares. In addition, as of April 30, 2020, 7,345,009 common shares were issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $17.27 per share, 883,000 common shares were issuable upon the conversion of all outstanding shares of Series D Convertible Preferred Stock, 725,878 common shares were issuable upon the vesting of restricted stock, performance shares and other outstanding equity-awards (other than options); and 7,525,554 common shares were reserved for future issuance under our 2018 Long Term Incentive Compensation Plan. The market price of our common shares could decline as a result of future sales of common shares, convertible preferred shares or convertible or exchangeable notes by us or sales by directors, executive officers or shareholders after this offering. We cannot predict the size of future issuances of our common shares, convertible preferred shares or convertible notes or the effect, if any, that future sales and issuances of shares would have on the market price of our shares.
Subject to certain exceptions described under the caption “Underwriting,” we, our directors and certain executive officers have agreed not to offer to sell, sell or agree to sell, directly or indirectly, any common shares without the permission of the representatives, for a period of 60 days from the date of this prospectus supplement. When the lock-up period expires, we, our directors and certain executive officers will be able to sell common shares or any securities convertible or exercisable or exchangeable for common shares in the public market. In addition, the representatives may release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Sales of a substantial number of such shares upon expiration, or early release of, or pursuant to an exception under, the lock-up period, or the perception that such sales may occur, could cause our share price to decline or make it more difficult for holders of our common shares to sell such common shares at a time and price they deem appropriate.
You may experience future dilution as a result of future equity issuances.
In the future, we may sell additional common shares to raise capital or acquire interests in other companies by using common shares or a combination of cash and common shares. These events may dilute your ownership interest and have an adverse impact on the price of the common shares. In addition, substantial numbers of common shares are reserved for issuance upon the exercise of outstanding equity awards and upon conversion of shares of our outstanding Series D Convertible Preferred Stock and will be reserved for issuance upon conversion of the Convertible Notes, if issued. Furthermore, sales of a substantial amount of common shares or any securities convertible into or exercisable or exchangeable for common shares in the public market or the perception that these sales or conversions may occur, could reduce the market price of the common shares. This could also impair our ability to raise additional capital through the sale of our securities. No prediction can be made as to the effect, if any, that future sales or issuance of common shares or other equity or equity-linked securities will have on the trading price of common shares.
We do not expect to pay any cash dividends or other distributions on our common shares for the foreseeable future and, consequently, your only opportunity to achieve a return on your investment is if the price of our common shares appreciates.
We have historically not paid, and we do not anticipate that we will pay for the foreseeable future, any cash dividends or other cash distributions on our common shares. Any determination to pay dividends or other distributions in the future will be largely at the discretion of our Board of Directors and will depend upon results of operations, financial performance, contractual restrictions, restrictions imposed by applicable law, and other factors our Board of Directors deems relevant. Accordingly, if you purchase common shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common shares, which may never occur.
Provisions in the Articles and the Pennsylvania Business Corporation Law may delay or prevent our acquisition by a third party.
The Articles and the Pennsylvania Business Corporation Law of 1988 (as amended from time to time, the “PBCL”) contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our Board of Directors and, if required, our shareholders. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our shareholders receiving a premium over the market price for their common shares. For more information, see “Description of Common Stock.” The provisions of the Articles and the PBCL could discourage potential takeover attempts and reduce the price that investors might be willing to pay for our common shares in the future, which could reduce the market price of our common shares.
Risk Factors Relating to the Concurrent Convertible Notes Offering
Conversion of the Convertible Notes into common shares will dilute the ownership interests of our existing shareholders or may otherwise depress the price of our common shares.
The conversion of some or all of the Convertible Notes, if issued, will dilute the ownership interests of existing shareholders, unless we satisfy any such conversions solely with cash, and conversions of such notes into common shares could depress the price of our common shares. In addition, we expect that many investors in the Convertible Notes will employ a convertible arbitrage strategy with respect to the Convertible Notes. Investors would typically implement this strategy by short selling our common shares, which could also depress the price of our common shares. The increase in the conversion rate for the Convertible Notes converted in connection with a make-whole fundamental change (as defined in the indenture governing the Convertible Notes) could result in additional dilution to existing shareholders.
The Common Stock Offering is not conditioned on the consummation of any other financing, including the Concurrent Convertible Notes Offering.
We intend to use the net proceeds of the Common Stock Offering, together with the net proceeds from the Concurrent Convertible Notes Offering, if completed, as described in “Use of Proceeds” herein and in the prospectus supplement that pertains to the Concurrent Convertible Notes Offering. However, neither the completion of the Common Stock Offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that the Common Stock Offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Concurrent Convertible Notes Offering. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. See “Concurrent Convertible Notes Offering.”

USE OF PROCEEDS
We estimate that the proceeds from the Common Stock Offering will be approximately $      million (or $      million if the underwriters exercise their option to purchase additional common shares in full), after deducting fees and estimated expenses.
We estimate that the proceeds from the Concurrent Convertible Notes Offering will be approximately $      million (or $      million if the underwriters in the Concurrent Convertible Notes Offering exercise their option to purchase additional Convertible Notes in full), after deducting fees and estimated expenses.
We intend to use the net proceeds from the Common Stock Offering and the Concurrent Convertible Notes Offering for general corporate purposes.

DESCRIPTION OF COMMON STOCK
The summary of the general terms and provisions of the Company’s common stock set forth below does not purport to be complete and is subject to and qualified by reference to the Articles and Fourth Amended and Restated Bylaws (the “Bylaws,” and together with the Articles, the “Charter Documents”), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is a part. For additional information, please read the Company’s Charter Documents and the applicable provisions of the PBCL.
Description of Common Stock
Authorized Common Stock.   The Company is authorized under the Articles to issue 200,000,000 shares of common stock, par value $0.01 per share. The outstanding shares of the Company’s common stock are fully paid and nonassessable.
Voting Rights.   Except as otherwise provided in the Charter Documents or by law, the holders of common stock have the exclusive voting power, and every holder of common stock is entitled to one vote for every share of common stock standing in the name of the shareholder on the Company’s books. Except as otherwise provided in the PBCL or the Charter Documents, whenever any corporate action is to be taken by vote of the shareholders of the Company, it shall be authorized by a majority of the votes cast at a duly organized meeting of shareholders by the holders of shares entitled to vote thereon. The shareholders of the Company may act only at a duly organized meeting.
Dividend Rights.   Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our Board of Directors, in its discretion, out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock.
Liquidation Rights.   In the event of a liquidation, dissolution or winding up of the Company, the holders of the Company’s common stock are entitled to share ratably in all assets remaining after the payment of all of the Company’s liabilities and subject to the liquidation preferences of any outstanding preferred stock.
Other Rights and Preferences.   The Company’s common stock does not carry preemptive rights, is not redeemable, does not have any conversion rights, is not subject to further calls and is not subject to any sinking fund provisions. The rights and preferences of holders of the Company’s common stock are subject to the rights of any series of preferred stock that the Company may issue.
Listing.   The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “PENN”.
Certain Anti-Takeover Provisions
Potential Issuances of the Company’s Preferred Stock.   The Company is authorized under the Articles to issue 1,000,000 shares of preferred stock, 5,000 of which are designated Series D Convertible Preferred Stock. Each 1/1,000th of a share of non-voting Series D Convertible Preferred Stock is convertible into one share of common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any additional series of preferred stock that the Company may designate and issue in the future. The Articles also authorize our Board of Directors to establish, from the authorized but unissued shares, one or more series of the shares of preferred stock and to determine, with respect to any such series of the Company’s preferred shares, the terms and rights of such series, including, for example, the designation, the number of shares, the dividend rate of the shares, the right, if any, of the Company to redeem shares, the voting power, if any, the obligation, if any, of the Company to retire shares, the terms and conditions, if any, upon which shares shall be convertible into or exchangeable for shares of stock of any other class or classes, and any other rights, preferences or limitations of the shares of such series.
The authorized shares of the Company, including shares of preferred stock and common stock, will be available for issuance without further action by the Company’s shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded.
Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals at Annual Meetings.    The Bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual meetings of Penn National’s shareholders (the “Shareholder Notice Procedure”).
Nominations for election to our Board of Directors may be made at an annual meeting, or at a special meeting at which directors are to be elected, only by or at our Board of Directors’ direction or by a shareholder who has complied with the Shareholder Notice Procedure. The Bylaws require a written notice of a shareholder nomination which sets forth certain information with respect to each proposed nominee and the shareholder giving notice of a nomination.
The Shareholder Notice Procedure requires that written notice of nominations or proposals for substantive business must be received by Penn National not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, that nothing in the Bylaws affects any rights of shareholders to request inclusion of proposals in Penn National’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Provisions Relating to the Election of the Company’s Board of Directors.   Under the Articles, shareholders are entitled to only one vote for each share held in all elections for directors. In addition, under the Bylaws, our Board of Directors is divided into three classes, the members of which are elected for staggered terms. Each year, the term of office of at least one class will expire. Directors are elected by a plurality of votes cast. In addition, each director must meet the suitability requirements set forth in the Bylaws.
Removal of Company Directors.   Under the Charter Documents, subject to the rights of any class or series of stock having preference over the common stock as to dividends, upon liquidation or to elect directors under specified circumstances, any director may be removed from office, with or without cause, by the affirmative vote of the holders of seventy-five percent (75%) of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class. Amendment of the director removal provision requires the affirmative vote of seventy-five percent (75%) of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, pursuant to the Articles.
Director Vacancies.   Under the Bylaws, newly created directorships resulting from any increase in the number of directors and any vacancies on our Board of Directors resulting from death, resignation, disqualification, removal or other case may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our Board of Directors, and directors appointed in this manner will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified.
Amendment to Articles.   Any amendment to the Articles requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote, except for amendments on matters specified in Section 1914(c) of the PBCL that do not require shareholder approval and except for amendment of the director removal provision, which requires the affirmative vote of 75% of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, pursuant to the Articles.
Amendment to Bylaws.   The Bylaws provide that the Bylaws may be amended or repealed, or new bylaws may be adopted, either: (1) upon receiving at least 75% of the votes cast at a duly organized meeting of shareholders by the holders of shares entitled to vote thereon; (2) in the event that the proposed Bylaw amendment, repeal or adoption has been proposed by a majority of the directors, upon receiving a majority of the votes cast at a duly organized meeting of shareholders by the holders of shares entitled to vote thereon; or (3) by our Board of Directors.

Forum for Adjudication of Disputes.   The Bylaws designate the state and federal courts located within Berks County in the Commonwealth of Pennsylvania as the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the PBCL, or (iv) any action asserting a claim peculiar to the relationships among or between or among the Company and its officers, directors, and shareholders, unless the Company consents in writing to the selection of an alternative forum.
Special Meeting of Company Shareholders.   The Charter Documents do not contain a provision permitting shareholders to call a special meeting.
Shareholder Action by Written Consent.   The Charter Documents do not contain a provision permitting action by written consent of the shareholders.
Pennsylvania Anti-Takeover Statutes.   Under Section 1715 of the PBCL, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider various constituencies, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of our Board of Directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The PBCL expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights issued under any shareholder rights plan; (ii) render inapplicable the anti-takeover statutes set forth in Chapter 25 of the PBCL (described below); or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.
Chapter 25 of the PBCL contains several anti-takeover statutes applicable to publicly-traded corporations. Corporations may opt-out of such anti-takeover statutes under certain circumstances. Penn has not opted-out of any of such statutes.
Section 2538 of Subchapter 25D of the PBCL requires certain transactions with an “interested shareholder” to be approved by a majority of disinterested shareholders. “Interested shareholder” is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the corporation.
Subchapter 25E of the PBCL requires a person or group of persons acting in concert which acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at “fair value.” “Fair value” means the value not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. Among other exceptions, Subchapter 25E does not apply to shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act, or to a one-step merger.
Subchapter 25F of the PBCL generally establishes a 5-year moratorium on a “business combination” with an “interested shareholder.” “Interested shareholder” is defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock. “Business combination” is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions. Certain restrictions apply to business combination following the 5-year period. Among other exceptions, Subchapter 25F will be rendered inapplicable if the board of directors approves the proposed business combination, or approves the interested shareholder’s acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.
Subchapter 25G of the PBCL provides that “control shares” lose voting rights unless such rights are restored by the affirmative vote of a majority of (i) the disinterested shares (generally, shares held by persons other than the acquirer, executive officers of the corporation and certain employee stock plans) and (ii) the outstanding voting shares of the corporation. “Control shares” are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (a) 20%, (b) 33 1/3% or (c) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold. A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G. Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.
Subchapter 25H of the PBCL provides in certain circumstances for the recovery by the corporation of profits realized from the sale of its stock by a controlling person or group if the sale occurs within 18 months after the controlling person or group became a controlling person or group, and the stock was acquired during such 18-month period or within 24 months before such period. A controlling person or group is a person or group that has acquired, offered to acquire, or publicly disclosed an intention to acquire 20% or more of the voting shares of the corporation. Among other exceptions, Subchapter 25H does not apply to transactions approved by both the board of directors and the shareholders prior to the acquisition or distribution, as appropriate.
Subchapter 25I of the PBCL mandates severance compensation for eligible employees who are terminated within 24 months after the approval of a control share acquisition. Eligible employees generally are all employees employed in Pennsylvania for at least two years prior to the control share approval. Severance equals the weekly compensation of the employee multiplied by the employee’s years of service (up to 26 years), less payments made due to the termination.
Subchapter 25J of the PBCL requires the continuation of certain labor contracts relating to business operations owned at the time of a control share approval.

CONCURRENT CONVERTIBLE NOTES OFFERING
Concurrently with the Common Stock Offering, we are conducting a public offering of $250 million aggregate principal amount of    % Convertible Senior Notes due 2026 (or $287.5 million aggregate principal amount of Convertible Notes if the underwriters in such offering exercise their option to purchase additional Convertible Notes in full). The Concurrent Convertible Notes Offering is being made pursuant to a separate prospectus supplement and nothing herein shall constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes.
We will pay interest on the Convertible Notes at an annual rate of    %, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2020. The Convertible Notes will mature on May 15, 2026, unless earlier repurchased, redeemed or converted.
Prior to the close of business on the business day immediately preceding February 15, 2026 (the “free convertibility date”), the holders of the Convertible Notes may convert their Convertible Notes at their option only in the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2020, if the last reported sale price per share of our common stock for each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter, exceeds 130% of the conversion price then in effect on each applicable trading day, as determined by us in good faith; (2) during the five consecutive business days immediately after any five consecutive trading day period (such five consecutive trading day period, the “measurement period”) if the trading price per $1,000 principal amount of Convertible Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price per share of our common stock on such trading day and the conversion rate on such trading day, subject to compliance with certain procedures and conditions in the prospectus supplement relating to the Concurrent Convertible Notes Offering; (3) following the occurrence of certain specified corporate events or distributions on our common stock, as described in the prospectus supplement relating to the Concurrent Convertible Notes Offering; and (4) if we call such Convertible Notes for redemption (but solely, subject to certain exceptions, with respect to such Convertible Notes called for redemption). At any time from, and including, the free convertibility date until the close of business on the second scheduled trading day immediately before the maturity date, holders of the Convertible Notes may convert their Convertible Notes at their option regardless of the foregoing conditions. We will settle conversions by paying or delivering, as applicable, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock, based on the applicable conversion rate(s). If we elect to deliver cash or a combination of cash and shares of our common stock, then the consideration due upon conversion will be determined over an observation period consisting of 40 “VWAP trading days” (as defined in the prospectus supplement relating to the Concurrent Convertible Notes Offering).
The Convertible Notes will be redeemable, in whole or in part, at our option at any time, and from time to time, on or after November 20, 2023 and on or before the 45th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date, but only if the last reported sale price per share of our common stock exceeds 130% of the conversion price on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (2) the trading day immediately before the date we send such notice. In addition, calling any Convertible Note for redemption will constitute a make-whole fundamental change with respect to that Convertible Note, in which case the conversion rate applicable to the conversion of that Convertible Note will be increased in certain circumstances if it is converted after it is called for redemption.
If a “fundamental change” (as defined in the prospectus supplement relating to the Concurrent Convertible Notes Offering) occurs, then holders of the Convertible Notes will have the right to require us to repurchase their Convertible Notes at a cash repurchase price equal to the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest thereon, to, but excluding, the fundamental change repurchase date.
The Convertible Notes will be our unsecured, unsubordinated obligations and will be equal in right of payment with our existing and future unsecured, unsubordinated indebtedness, senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the Convertible Notes and effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness. The Convertible Notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including accounts payables, and (to the extent we are not a holder thereof) preferred equity, if any, of our subsidiaries.
Neither the completion of the Common Stock Offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that the Common Stock Offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all
See “Use of Proceeds” for additional information regarding the use of proceeds from the Concurrent Convertible Notes Offering.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not currently expect to pay any cash dividends on common shares. Any future determination to pay dividends to holders of our common shares will be at the discretion of our Board of Directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in debt agreements and other factors that our Board of Directors deems relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization at March 31, 2020 on an adjusted basis to give effect to (i) the completion of the Common Stock Offering (assuming no exercise of the underwriters’ option to purchase additional shares of common stock) assuming a public offering price of $18.43 per share of common stock, which is the last reported sale price per share of our common stock on the NASDAQ Global Select Market on May 8, 2020, after deducting the underwriting discounts and commissions and estimated aggregate offering expenses; and (ii) the Concurrent Convertible Notes Offering (assuming no exercise of the underwriters’ over-allotment option to purchase additional Convertible Notes) after deducting the underwriting discounts and commissions and our estimated aggregate offering expenses, assuming the Concurrent Convertible Notes Offering is consummated.
The information in the table below is illustrative only, and our capitalization following the completion of the Common Stock Offering and the Concurrent Convertible Notes Offering, if it is completed, will depend on the final terms of each offering. Moreover, because the completion of the Common Stock Offering is not contingent on the completion of the Concurrent Convertible Notes Offering, you should not assume that the Concurrent Convertible Notes Offering, as reflected in the as adjusted column in the table below, will take place.
This should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, related notes and other financial information, which are incorporated by reference herein.
	As of March 31, 2020
(in millions, except share and per share data)	Actual	As Adjusted
Cash and cash equivalents(1)	$730.7	$1,209.8
Debt(2)
Senior Secured Credit Facilities
Revolving credit facility due 2023	$670.0	$670.0
Term loan A facility due 2023	663.4	663.4
Term loan B-1 facility due 2025	1,114.7	1,114.7
Total Senior Secured Credit Facilities	2,448.1	2,448.1
5.625% notes due 2027	400.0	400.0
Other long-term obligations	80.8	80.8
Convertible Notes offered in the Concurrent Covertible Notes Offering(3)(4)	—	250.0
Total debt	2,928.9	3,178.9
Stockholders’ equity
Series B Preferred stock ($0.01 par value, 1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Series C Preferred stock ($0.01 par value, 18,500 shares authorized, no shares issued and outstanding)	—	—
Series D Preferred stock ($0.01 par value, 5,000 shares authorized, 883 shares issued and outstanding)	23.1	23.1
Common stock ($0.01 par value, 200,000,000 shares authorized, 118,961,115 and 116,793,722 shares issued and shares outstanding, respectively), Actual; ($0.01 par value, 200,000,000 shares authorized, 132,525,955 and 130,358,562 shares issued and shares outstanding, respectively), As Adjusted	1.2	1.3
Treasury stock, at cost, (2,167,393 shares held)	(28.4)	(28.4)
Additional paid-in capital	1,728.9	1,965.5
Retained earnings (accumulated deficit)	(446.4)	(446.4)
Total Penn National stockholders’ equity	1,278.4	1,515.1

	As of March 31, 2020
(in millions, except share and per share data)	Actual	As Adjusted
Non-controlling interest	(0.8)	(0.8)
Total stockholders’ equity	$1,277.6	$1,514.3
Total capitalization	$4,206.5	$4,693.2

(1)
Cash and cash equivalents includes (i) the net proceeds associated with the Common Stock Offering; and (ii) the net proceeds associated with the Concurrent Convertible Notes Offering.

(2)
Debt amounts presented without deduction for current maturities or unamortized (i) debt discounts; and (ii) debt issuance costs.

(3)
Assumes no exercise of the underwriters’ option to purchase an additional $37.5 million aggregate principal amount of Convertible Notes in the Concurrent Convertible Notes Offering.

(4)
The amounts shown in the table above for the Concurrent Convertible Notes Offering represent their principal amount. However, applicable accounting standards require separate accounting for the debt and equity components of convertible notes that, like the Convertible Notes, can be settled partially or fully in cash upon conversion. We expect the initial carrying amount of the debt component of the Convertible Notes, which will be reflected as a liability on our balance sheet, to be the fair value of a similar debt instrument that does not have a conversion feature (that is, the present value of the principal and interest payments on the Convertible Notes, discounted using an interest rate equal to our cost of capital for straight, unconvertible debt), net of issuance costs attributable to the debt component. The excess of the net proceeds of the Convertible Notes over this initial liability carrying amount will be deemed to be the equity component of the Convertible Notes. We expect to record the amount of the equity component as an increase to additional paid-in capital in the shareholders’ equity section of our balance sheet and as a debt discount on the Convertible Notes for accounting purposes. This debt discount will be amortized into interest expense over the term of the Convertible Notes. As a result of this amortization, the interest expense that we expect to recognize for the Convertible Notes for accounting purposes will be greater than the cash interest payments we will pay on the Convertible Notes, which will result in lower reported net income or larger reported net loss. Future accounting standards may change the manner in which we reflect the Convertible Notes in our financial statements.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK
The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to Non-U.S. Holders (defined below) who acquire such shares in this offering. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, administrative rulings of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, each as in effect on the date hereof. These authorities are subject to change and differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could result in U.S. federal income tax consequences different from those discussed below.
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is not, for U.S. federal income tax purposes, (i) a partnership, (ii) an individual who is a citizen or resident of the United States; (iii) a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia; (iv) an estate, the income of which is includible in gross income for U.S. federal income purposes regardless of its source; or (v) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of such trust, or (B) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.
This discussion is limited to Non-U.S. Holders that acquire shares of our common stock pursuant to this offering and hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Non-U.S. Holder in light of that Non-U.S. Holder’s particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax laws, including, without limitation:
•
banks, insurance companies or other financial institutions;

•
tax-exempt entities;

•
“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
entities or arrangements treated as partnerships for U.S. federal income tax purposes or other “flow-through” entities and investors therein;

•
brokers or dealers in securities or currencies;

•
traders in securities that elect mark-to-market treatment;

•
real estate investment trusts or regulated investment companies;

•
certain former citizens or long-term residents of the United States; or

•
holders who hold our common stock as part of a straddle, hedge, conversion transaction, constructive sale, or other integrated security transaction.

In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto) or U.S. state, local or non-U.S. taxes. Prospective investors should consult their tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations with respect to acquiring, holding and disposing of share of our common stock.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partnerships and partners in such partnerships should consult their tax advisors.
THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS.
Distributions
In general, subject to the discussion below regarding “effectively connected” dividends, the gross amount of any distribution we make to a Non-U.S. Holder with respect to its shares of our common stock will be subject to U.S. federal withholding tax at a rate of 30% to the extent the distribution constitutes a dividend for U.S. federal income tax purposes, unless the Non-U.S. Holder is eligible for an exemption from, or a reduced rate of, such withholding tax under an applicable income tax treaty and the Non-U.S. Holder provides proper certification of its eligibility for such exemption or reduced rate. A distribution with respect to shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent any distribution does not constitute a dividend, it will be treated first as reducing the adjusted tax basis in the Non-U.S. Holder’s shares of our common stock and then, to the extent it exceeds the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock, as gain from the sale or exchange of such stock. Any such gain will be subject to the tax treatment described below under “Gain on Sale or Other Taxable Disposition of Common Stock.”
Dividends we pay with respect to our common stock to a Non-U.S. Holder that are effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or a fixed base of such Non-U.S. Holder in the United States) generally will not be subject to U.S. federal withholding tax, as described above, if the Non-U.S. Holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates applicable to U.S. citizens, nonresident aliens or domestic corporations, as applicable. Dividends received by a Non-U.S. Holder that is a corporation and that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Gain on Sale or Other Taxable Disposition of Common Stock
Subject to the discussion below under “— Information Reporting and Backup Withholding,” in general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the Non-U.S. Holder’s shares of our common stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or a fixed base of such Non-U.S. Holder in the United States), (ii) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of such disposition or such Non-U.S. Holder’s holding period of such shares of our common stock.
Gain described in (i) above generally will be subject to U.S. federal income tax on a net income tax basis at the U.S. federal income tax rates applicable to U.S. citizens, nonresident aliens or domestic corporations, as applicable. A Non- U.S. Holder that is a corporation and that recognizes gain described in

(i) above may also be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to such effectively connected gain, as adjusted for certain items.
An individual Non-U.S. Holder described in (ii) above will be subject to a flat 30% tax (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the gain from such sale or other disposition, which may be offset by U.S.-source capital losses, if any, of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
We believe we are not, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. However, no assurance can be given that we are not or will not become a USRPHC. If we were or were to become a USRPHC, however, any gain recognized on a sale or other disposition of shares of our common stock by a Non-U.S. Holder that did not own (directly, indirectly or constructively) more than 5% of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code).
Information Reporting and Backup Withholding
We must report annually to the IRS and to each Non-U.S. Holder the amount of distributions paid to such Non-U.S. Holder and the tax withheld with respect to such distributions. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty.
A Non-U.S. Holder generally will be subject to backup withholding (currently at a rate of 24%) on dividends paid with respect to such Non-U.S. Holder’s shares of our common stock unless such holder certifies under penalties of perjury that, among other things, it is a Non-U.S. Holder (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)) or otherwise establishes an exemption.
Information reporting and backup withholding generally are not required with respect to any proceeds from the sale or other disposition of our common stock by a Non-U.S. Holder outside of the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and may also be required to backup withhold on such proceeds unless such Non-U.S. Holder certifies under penalties of perjury that, among other things, it is a Non-U.S. Holder (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)) or otherwise establishes an exemption. Information reporting will also apply if a Non-U.S. Holder sells its shares of our common stock through a foreign broker with certain specified connections to the United States, unless such broker has documentary evidence in its records that such Non-U.S. Holder is not a United States person and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge, or reason to know, that such holder is a United States person (as defined in the Code)).
Copies of any information returns may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty or agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING
Goldman Sachs & Co. LLC and BofA Securities, Inc. are acting as the representatives of the underwriters named below in this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the aggregate dollar amount of shares of common stock set forth opposite its name in the table below:
Underwriter	Dollar amount of common shares
Goldman Sachs & Co. LLC	$
BofA Securities, Inc.
Total	$
The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock offered hereby are subject to certain conditions and that the underwriters are obligated to purchase all of the shares of common stock in the offering if any are purchased (other than the shares covered by the option below unless and until this option is exercised). The offering of the shares of the common stock by the underwriters is subject to receipt and acceptance of the shares and subject to the underwriters’ right to reject any order in whole or in part.
Jay Snowden, our President, Chief Executive Officer and a member of our Board, and David Handler, our Chairman of the Board, have indicated their preliminary interest in purchasing approximately $500,000 each in common shares in the Common Stock Offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in the Common Stock Offering to Mr. Snowden or Mr. Handler, or either or both of them may determine to purchase more, fewer or no shares in the Common Stock Offering. The underwriters will receive the same underwriting discount on any common shares purchased by Mr. Snowden or Mr. Handler as they will on any other common shares sold to the public in the Common Stock Offering.
The underwriters have an option to purchase up to an additional $37.5 million of shares from us. The underwriters may exercise that option for 30 days.
Underwriting Discounts and Expenses
The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common shares.
	Per Share	Gross Without Option	Gross With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Shares of our common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of our common stock sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price.
After the initial offering of the shares of common stock, the representatives may change the offering price and the other selling terms.
We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $      million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $      .

Concurrent Convertible Notes Offering
Concurrently with the Common Stock Offering, we are conducting a public offering of $250 million aggregate principal amount of    % Convertible Notes due 2026 (or $287.5 million aggregate principal amount of Convertible Notes if the underwriters in such offering exercises their option to purchase additional Convertible Notes in full) (the “Concurrent Convertible Notes Offering”). Any such sales of the Convertible Notes or any sales of our common shares issued upon conversion of the Convertible Notes in the public market may affect the price of our common shares.
Neither the completion of the Common Stock Offering nor of the Concurrent Convertible Notes Offering is contingent on the completion of the other, so it is possible that the Common Stock Offering occurs and the Concurrent Convertible Notes Offering does not occur, and vice versa. We cannot assure you that the Concurrent Convertible Notes Offering will be completed on the terms described herein, or at all. The Concurrent Convertible Notes Offering is being made pursuant to a separate prospectus supplement and nothing herein shall constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes.
Lock-Up Agreements
We, our directors and certain of our executive officers have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the representatives. In the case of the Company, this agreement does not apply to any existing employee benefit plans.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of those liabilities.
Price Stabilization and Short Positions
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Notices to Prospective Investors
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Member State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of shares of common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall require the company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
The underwriters have represented and agreed that:
(a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to the company; and
(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.
Notice to Prospective Investors in Canada
The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Hong Kong
The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Notice to Prospective Investors in Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares of common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares of common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Notice to Prospective Investors in Switzerland
The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations

Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Certain Relationships
The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates have provided, from time to time, and may continue to provide to us and to persons and entities that have relationships with us, investment banking, commercial banking, financial and other services, including letters of credit, share repurchase, depository and account processing services, for which we have paid and intend to pay customary fees.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default and other financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve or relate to assets, securities and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
The underwriters and their affiliates have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby.
Affiliates of the underwriters are lenders under our Amended Credit Agreement and an affiliate of one of the underwriters is the collateral agent under our Amended Credit Agreement.

LEGAL MATTERS
The validity of the common shares offered by this prospectus supplement will be passed upon for us by Ballard Spahr LLP. Latham & Watkins LLP will pass upon certain legal matters relating to this offering for the underwriters.

EXPERTS
The consolidated financial statements, incorporated in this prospectus by reference from Penn National Gaming’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of Penn National Gaming’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the adoption of new accounting standards and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at https://www.sec.gov. Information about us, including our SEC filings, is also available at our Internet site at https://www.pngaming.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement or the accompanying prospectus.
This prospectus supplement constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus supplement omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus supplement but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the addresses and websites listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement and the accompanying prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we have terminated the offerings of all of the securities to which this prospectus supplement relates:
•
our Annual Report on Form 10-K for the year ended December 31, 2019;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•
the information in our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

•
our Current Reports on Form 8-K filed on January 24, 2020, January 29, 2020, February 20, 2020, February 28, 2020, March 16, 2020, March 20, 2020, March 30, 2020 and April 20, 2020 (other than the portions of those documents furnished and not deemed to be filed).

Information that becomes a part of this prospectus supplement after the date of this prospectus supplement will automatically update and, to the extent inconsistent, replace information in this prospectus supplement and information previously filed with the SEC.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:
Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention: Secretary
(610) 373-2400
Certain of our SEC filings, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q, can be viewed and printed from the investor relations section of our website at https://www.pngaming.com free of charge. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement or the accompanying prospectus.

PROSPECTUS
PENN NATIONAL GAMING, INC.

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
The securities listed above may be offered and sold by us or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest in the securities described in the applicable prospectus supplement.
This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.
Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 5 of this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference or deemed incorporated by reference in this prospectus and any applicable prospectus supplement before you invest in our securities.
None of the U.S. Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority or other regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2020

Unless the context requires otherwise, references to “Penn National,” the “Company,” “we,” “us,” “our” or similar terms are to Penn National Gaming, Inc. and its subsidiaries. References to “$” and “dollars” are to United States dollars.
This prospectus, any applicable prospectus supplement and any free writing prospectus filed by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
For investors outside of the United States, neither we nor any selling securityholders have done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or distribution of this prospectus outside of the United States.
ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell, either separately or together, common stock, preferred stock, depositary shares or debt securities in one or more offerings.
Each time we offer and sell securities, we will provide a prospectus supplement or other type of offering document or supplement (together referred to herein as a “prospectus supplement”) that will contain specific information about the terms of that offering. Any applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in such applicable prospectus supplement or free writing prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated or deemed incorporated by reference in this prospectus, in any applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide any information other than that contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we may have referred you. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information, and we are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date hereof or, in the case of information incorporated or deemed incorporated by reference herein, as of the date thereof, regardless of the time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since the date of such information.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC website at http://www.sec.gov.
The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offerings of all of the securities to which this prospectus relates:
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•
our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020;

•
the information in our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

•
our Current Reports on Form 8-K filed on January 24, 2020, January 29, 2020, February 20, 2020, February 28, 2020, March 16, 2020, March 20, 2020, March 30, 2020 and April 20, 2020 (other than the portions of those documents furnished and not deemed to be filed).

Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:
Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention: Secretary
(610) 373-2400
Certain of our SEC filings, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q, can be viewed and printed from the investor relations section of our website at www.pngaming.com free of charge. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus or any accompanying prospectus supplement (or any document incorporated by

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reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or any accompanying prospectus supplement or has been expressly incorporated by reference into this prospectus or any accompanying prospectus supplement. Our common stock is listed on the NASDAQ Global Select Market under the symbol “PENN”. You may inspect reports, proxy statements and other information about us at the office of NASDAQ, One Liberty Plaza, 165 Broadway, New York, New York 10006.
FORWARD-LOOKING STATEMENTS
This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements are included throughout the document, including within “Risk Factors,” and relate to our business strategy, our prospects and our financial position. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward looking statements include, but are not limited to, statements regarding: the reopening of the U.S. economy, the COVID-19 pandemic and potential new treatments and vaccines; the length of time the Company’s gaming properties will be required to remain closed and the impact of these continued closures on the Company and its stakeholders; the demand for gaming once the properties reopen as well as the impact of post opening restrictions; the impact of COVID-19 on general economic conditions, capital markets, unemployment, consumer spending and the Company’s liquidity, financial condition, operations, supply chain and personnel; the potential benefits and expected timing of the Morgantown and Perryville transactions with Gaming and Leisure Properties, Inc., a real estate investment trust (“GLPI”); the Company’s estimated cash burn, future liquidity, future revenue and Adjusted EBITDAR; availability of potential benefits to us under the CARES Act or other legislation that may be enacted in response to the COVID-19 pandemic; our future financial performance; the expected benefits and potential challenges of the investment in Barstool Sports, Inc. (“Barstool Sports”), including the benefits for the Company’s online and retail sports betting and iCasino products; the expected financial returns from the transaction with Barstool Sports; the expected launch of the Barstool-branded mobile sports betting product and its future revenue and profit contributions; property level operating margins; growth opportunities and potential synergies related to the acquisition of Pinnacle Entertainment, Inc. and the ability of the Company to obtain third-party approvals, including regulatory approvals; our expectations of future results of operations and financial condition; our expectations for our properties, our development projects or our iGaming initiatives; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions, potential divestitures and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new business partners; our expectations with regard to the impact of competition in online sports betting, iGaming and retail/mobile sportsbooks as well as the potential impact of this business line on our existing businesses; the performance of our partners in online sports betting, iGaming and retail/mobile sportsbooks, including the risks associated with any new business, the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to online sports betting, iGaming and retail/mobile sportsbooks and the impact of any such actions; and our expectations regarding economic and consumer conditions. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.
Accordingly, the Company cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to, risks related to the following: (a) the magnitude and duration of the impact of the COVID-19 pandemic on capital markets, general economic conditions, unemployment, consumer spending and the Company’s liquidity, financial condition, supply chain, operations and personnel; (b) industry, market, economic, political, regulatory and health conditions; (c) disruptions in operations from data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or

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pandemics such as COVID-19, and other natural or manmade disasters or catastrophic events; (d) the reopening of the Company’s gaming properties are subject to various conditions, including numerous regulatory approvals and potential delays and operational restrictions; (e) our ability to access additional capital on favorable terms or at all; (f) our ability to remain in compliance with the financial covenants of our debt obligations; (g) the consummation of the proposed Morgantown and Perryville transactions with GLPI are subject to various conditions, including third-party agreements and approvals, and accordingly may be delayed or may not occur at all; (h) actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic could negatively impact guest loyalty and our ability to attract and retain employees; (i) the outcome of any legal proceedings that may be instituted against the Company or its directors, officers or employees; (j) the impact of new or changes in current laws, regulations, rules or other industry standards; (k) the ability of our operating teams to drive revenue and margins; (l) the impact of significant competition from other gaming and entertainment operations; (m) our ability to obtain timely regulatory approvals required to own, develop and/or operate our properties, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; (n) the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our properties or the award of additional gaming licenses proximate to our properties, as recently occurred with Illinois and Pennsylvania legislation); (o) the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; (p) the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and video gaming terminals in bars and truck stops); (q) increases in the effective rate of taxation for any of our operations or at the corporate level; (r) our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; (s) the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; (t) our expectations for the continued availability and cost of capital; (u) the impact of weather, including flooding, hurricanes and tornadoes; (v) changes in accounting standards; (w) the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data (particularly as our iGaming division grows); (x) with respect to our iGaming and sports betting endeavors, the impact of significant competition from other companies for online sports betting, iGaming and sportsbooks, our ability to achieve the expected financial returns related to our investment in Barstool Sports, our ability to obtain timely regulatory approvals required to own, develop and/or operate sportsbooks may be delayed and there may be impediments and increased costs to launching the online betting, iGaming and sportsbooks, including delays, and increased costs, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings, our ability to establish key partnerships, our ability to generate meaningful returns and the risks inherent in any new business; (y) with respect to our proposed Pennsylvania Category 4 casinos in York and Berks counties, risks relating to construction, and our ability to achieve our expected budgets, timelines and investment returns, including the ultimate location of other gaming properties in the Commonwealth of Pennsylvania; and (z) other factors included in “Risk Factors,” of this prospectus, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the U.S. Securities and Exchange Commission.
All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

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THE COMPANY
Penn National is a leading, diversified, multi-jurisdictional owner and manager of gaming and racing properties, sports betting operations, and video gaming terminal operations. We are licensed to offer live sports betting at our properties in Indiana, Iowa, Michigan, Mississippi, Nevada, Pennsylvania and West Virginia. We operate an interactive gaming (“iGaming”) division through our subsidiary, Penn Interactive Ventures, LLC, which has launched an online casino (“iCasino”) in Pennsylvania through our HollywoodCasino.com gaming platform and entered into multi-year agreements with leading sports betting operators for online sports betting and iGaming market access across our portfolio of properties. We also have a 36% equity interest in Barstool Sports, a leading digital sports, entertainment and media platform. Our MYCHOICE® customer loyalty program provides our members with various benefits, including complimentary goods and/or services.
As of March 31, 2020, we owned, managed, or had ownership interests in 41 properties in 19 states. The majority of the real estate assets (i.e., land and buildings) used in the Company’s operations are subject to triple net master leases with subsidiaries of GLPI, the most significant of which are the Master Lease between GLP Capital, L.P. and Penn Tenant, LLC dated November 1, 2013, as amended, and the Master Lease, dated April 28, 2016, by and between Gold Merger Sub, LLC and Pinnacle MLS, LLC, as amended.
We are organized under the laws of the Commonwealth of Pennsylvania. The address and telephone number of our executive offices are 825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, and (610) 373-2400. Our common stock is listed on the NASDAQ Global Select Market under the symbol “PENN”.
INDUSTRY AND MARKET DATA
We may use or incorporate by reference in this prospectus data and industry forecasts which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.
RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after the date of this prospectus, all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Forward-Looking Statements.”
USE OF PROCEEDS
We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.
DESCRIPTION OF COMMON STOCK, PREFERRED STOCK,
DEPOSITARY SHARES AND DEBT SECURITIES
The description of our common stock, preferred stock, depositary shares or debt securities, as applicable, will be provided in a prospectus supplement. Each time we offer securities with this prospectus, the terms of that offering, including the specific amounts, prices and terms of the securities offered, and, if applicable, information about the selling securityholders, will be contained in the applicable prospectus supplement and other offering materials relating to such offering or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference herein.

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LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities to be offered will be passed upon for us by Wachtell, Lipton, Rosen & Katz, with respect to certain of our securities, or Ballard Spahr LLP, with respect to certain of our securities. Any underwriters will be represented by their own legal counsel.
EXPERTS
The consolidated financial statements, incorporated in this prospectus by reference from Penn National Gaming’s Annual Report on Form 10-K, and the effectiveness of Penn National Gaming’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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